EXHIBIT 33.3

Management Assessment

Management of ING USA Annuity and Life Insurance Company (the Company) is responsible for assessing compliance with applicable servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission relating to the servicing of ING USA Global Funding Trust 4.

The Company’s management has assessed the effectiveness of the Company’s compliance with the applicable servicing criteria as of December 31, 2007 and for the period from January 1, 2007 through December 31, 2007. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

Based on such assessment, management believes that, as of December 31, 2007 and for the period from January 1, 2007 through December 31, 2007, the Company has complied in all material respects with the servicing criteria set forth in Item 1122(d)(3)(i) of Regulation AB of the Securities and Exchange Commission relating to the servicing of the ING USA Global Funding Trust 4.

The Company filed with the SEC an amendment to the Form 10-D for the January 9, 2008 interest payment in order to correct the interest rate reported in item (iv) of Exhibit 99.1.

The Company has determined all other requirements listed in Item 1122(d) as being inapplicable to the activities it performs with respect to the asset-backed securities transactions being serviced.

Ernst & Young LLP, a registered public accounting firm, has issued an attestation report with respect to management’s assessment of compliance with the applicable servicing criteria as of December 31, 2007 and for the period from January 1, 2007 through December 31, 2007.

/s/ Karen Czizik
Karen Czizik
Vice President

March 31, 2008